For Immediate Distribution
                                         Contact: Arthur J. Wasserspring, C.F.O.
                                                        Telephone (516) 427-1802



                       WORKSAFE INDUSTRIES INC. AUTHORIZES
                            STOCK REPURCHASE PROGRAM


September 21, 1999, Huntington Station, New York - WORKSAFE INDUSTRIES INC. (NASDAQ symbols WRKS, WRKSW; Boston Stock Exchange symbols WSF, WSFZ), a manufacturer of industrial protective clothing and other safety products, today announced that its Board of Directors has approved a plan to acquire, over a two year period, up to 320,000 shares (approximately 20%) of its common stock from time to time in the open market or in private transactions.

Management believes that this plan is in the best interests of the Company's shareholders. Larry Densen, the Company's President, commented that "the shares of the Company's common stock are currently trading at less than book value."


                                      o o o


The forward looking statements included in this news release are based on management's current expectations. In light of the assumptions and uncertainties inherent in forward looking information, the inclusion of such information should not be regarded as a representation by the Company or any other person that the plans of the Company will be realized or that positive trends in financial results will occur. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors and other considerations" in the Company's Form 10-K and also in other filings with the Securities and Exchange Commission Reports.


                                  EXHIBIT 21.02